Exhibit 10.5

Tapstone Contract No. –

Plains Contract No. – 7565-1003

Crude Oil Sales Agreement

between

Plains Marketing, L.P. and Tapstone Energy LLC

Dated effective April 1, 2015

This Crude Oil Sales Agreement (“Agreement”) dated effective April 1, 2015 is between Plains Marketing, L.P. (“Plains”) and Tapstone Energy LLC (“Tapstone”), hereinafter referred to as this “Agreement”. This Agreement sets forth the understanding and agreement of Plains and Tapstone relating to the purchase and sale of crude oil and/or condensate during the Term. Plains and Tapstone are collectively referred to herein as the “parties”, and individually as “party”.

In consideration of the premises and of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Sale by Tapstone and Purchase by Plains of Crude Oil

For purposes of this Section 1, Tapstone shall sell and deliver and Plains shall purchase and receive the quantity of Crude Oil set forth below:

Seller:	Tapstone

Buyer:	Plains

Crude Oil Type:	Domestic Sweet type crude oil and/or condensate (crude oil and/or condensate being collectively referred to herein as “Crude Oil”) subject to connecting carrier’s quality specifications including the specifications contained on Exhibit “B”, attached hereto and made a part hereof, as the same may be amended from time to time for regulatory mandates.

Quantity:	A daily quantity equal to 100 percent (100%) of the Crude Oil owned and/or controlled by Tapstone from time to time at the Delivery Point(s) described on Exhibit “A”, attached hereto and made a part hereof, subject to Tapstone’s lessors’ right to take Crude Oil in-kind from leases(s) at or upstream of the Delivery Point(s) during the month of production; provided however, owned and/or controlled shall not include Crude Oil purchased by Tapstone from third parties except and to the extent Crude Oil is purchased or sold by Tapstone pursuant to a joint operating agreement on behalf of an owner in a Tapstone operated lease.

Except as set forth in Sections 2 and 4 below, Tapstone has no obligation to deliver any minimum amount of Crude Oil and Plains has no obligation to purchase and receive any amount of Crude Oil in excess of the Minimum Commitment; provided however, subject to Plains’ commercial capacity limitations and regulatory issues, Plains shall purchase and receive amounts of Crude Oil in excess of the Minimum Commitment.

Delivery Point(s), Title and Risk of Loss:	The Delivery Point(s) under this Section 1 shall be the point(s) described on the attached Exhibit “A”.

Title to, and risk of loss to the quantity of Crude Oil delivered each day shall pass from Tapstone to Plains at the Delivery Point(s) as contemplated in Section K of the General Provisions.

Plains shall have no responsibility for procuring and/or constructing any truck injection points for Crude Oil to be delivered by Tapstone to Plains at Delivery Point(s) identified on Exhibit “A” as “Delivery Point(s) into Plains Pipeline”, that are transported to the Delivery Point(s) by a carrier other than Plains.

Price:	Subject to any modification under a Pricing Amendment agreed to pursuant to Section 3 of this Agreement, the price per barrel of Crude Oil shall be as set forth in this Section 1 below and the following terms have the meanings given below:

“Base Price” shall mean A plus B, as such letters are defined in this Section 1 below.

“FERC Indexing Methodology” shall mean the positive annual change (if any) determined pursuant to the indexing methodology set forth in Federal Energy Regulatory Commission (“FERC”) regulations contained in 18 CFR 342.3, as such regulation may be amended from time to time. The current regulations base the change in rates each July 1 on the annual change in the Producer Price Index for Finished Goods (PPI-FG) during the preceding calendar year, plus two point six five percent (2.65%). The FERC Indexing Methodology is reviewed every five (5) years. For the purposes of this Agreement, the rates hereunder shall not be reduced by any negative change to the FERC Indexing Methodology and any positive annual increase in the FERC Indexing Methodology shall be capped at two percent (2%).

“A” means on a $ per barrel basis, the arithmetic average of the front month settlement prices for Light Sweet Crude Oil Futures Contract on the New York Mercantile Exchange (“NYMEX”) for each day of the month of delivery, including weekends and holidays. The price for Saturday, Sunday and a Monday holiday (if applicable) will be the previous Friday’s settlement price. The price for a Non-Monday holiday (if applicable) will be the previous day’s settlement price.

“B” means on a $ per barrel basis, (i) the arithmetic average of the daily settlement price for the crude contract reported by the NYMEX from the day the delivery month becomes the prompt trading month through the last day of trading for the delivery month, less the average of the daily settlement price for the second month NYMEX crude contract trading over the same period, times two thirds (2/3), plus (ii) the arithmetic average of the daily settlement price for the crude contract reported by the NYMEX from the day the delivery month becomes the prompt trading month through the last day of trading for the delivery month, less the average of the daily settlement price for the third month NYMEX crude contract trading over the same period, times one third (1/3). If no daily settlement price is published, that day will not be included in the calculation.

“C” means on a $ per barrel basis, the Base Price multiplied by two-tenths of one percent (.002).

“D” means on a $ per barrel basis, as of the date of this Agreement, a rate of $1.20 per barrel, as escalated each July 1 in accordance with the FERC Indexing Methodology.

On the first day of the month following the date on which Tapstone has sold and delivered and Plains has purchased and received 7,300,000 barrels of Crude Oil in the aggregate during the Term of this Agreement, the then applicable “D” rates per barrel shall be reduced by $0.10 per barrel.

“E” means on a $ per barrel basis, as of the date of this Agreement, a rate of $1.55 per barrel, as escalated each July 1 in accordance with the FERC Indexing Methodology.

On the first day of the month following the date on which Tapstone has sold and delivered and Plains has purchased and received 7,300,000 barrels of Crude Oil in the aggregate during the Term of this Agreement, the then applicable “E” rates per barrel shall be reduced by $0.10 per barrel.

“F” means the applicable truck rate indicated on Exhibit “C”, attached hereto and made a part hereof, as calculated on a per barrel basis. The truck rates will be reviewed annually by Plains and a reasonable good faith adjustment may be proposed to the truck rates due to cost increases or decreases related to fuel, driver pay, equipment, maintenance, compliance with laws or regulations and any third-party providers used by Plains in the area. The Parties shall mutually agree on any adjustments implemented to the truck rates. If the parties are not able to agree to an adjustment, Tapstone may utilize one or more third party trucking companies to truck the barrels from the lease to the pipeline and may re-designate any location listed as a “Lease Delivery Point” on Exhibit A as either a “Pipeline Delivery Point” or a “Battery Delivery Point”.

“G” means on a $ per barrel basis and without duplication, the following: If the Crude Oil in the monthly aggregate volume delivered at all Delivery Point(s) has an API gravity of 54.99 degrees or less, “G” shall be $0.00 per barrel. If the Crude Oil in the monthly aggregate volume delivered at all Delivery Point(s) has an API gravity of between 55 degrees and 59.99 degrees, “G” shall be a $ per barrel equal to one percent (1%) multiplied by the Base Price. If the Crude Oil in the monthly aggregate volume delivered at all Delivery Point(s) has an API gravity of between 60 degrees and 64.99 degrees, “G” shall be a $ per barrel equal to three percent (3%) multiplied by the Base Price. If the Crude Oil in the monthly aggregate volume delivered at all Delivery Point(s) has an API gravity of between 65 degrees and 69.99 degrees, “G” shall be a $ per barrel equal to six percent (6%) multiplied by the Base Price.

“H” means on a $ per barrel basis, the then current transportation rate as set forth in the applicable tariff(s) to move a barrel of Crude Oil from the applicable Plains Truck Station (as defined on Exhibit “A” attached hereto) to Cushing, Oklahoma. Beginning on July 1, 2015 and on each July 1 annually thereafter, the “H” rate per barrel shall be increased by the FERC Indexing Methodology. For the avoidance of doubt, the “H” rate per barrel shall not be reduced by any negative change determined pursuant to the FERC Indexing Methodology.

The Price For Crude Oil:

1.	For the Crude Oil delivered by Tapstone to Plains at Delivery Point(s) identified on Exhibit “A” as “Delivery Point(s) into Plains Pipeline”, the price per barrel shall be A plus B minus C minus D and minus G, as such letters are defined in this Section 1 above.

2.	For the Crude Oil delivered by Tapstone to Plains at Delivery Point(s) identified on Exhibit “A” as “Battery Delivery Point(s)”, the price per barrel shall be A plus B minus C minus E and minus G, as such letters are defined in this Section 1 above.

3.	For the Crude Oil delivered by Tapstone to Plains at Delivery Point(s) identified on Exhibit “A” as “Lease Delivery Point(s)”, the price per barrel shall be A plus B minus C minus D minus F and minus G, as such letters are defined in this Section 1 above.

4.	For the Crude Oil delivered by Tapstone to Plains at Delivery Point(s) identified on Exhibit “A” as “Supplemental Lease Delivery Point(s)”, the price per barrel shall be A plus B minus C minus F minus G and minus the greater of E or H, as such letters are defined in this Section 1 above.

5.	For any Aggregate Deficiency Volumes (as defined in Section 4 below) delivered by Tapstone to Plains at Delivery Point(s) identified as “Delivery Point(s) into Plains Pipeline” or “Battery Delivery Point(s)” on Exhibit “A”, the price per barrel shall be A plus B minus C and minus G, as such letters are defined in this Section 1 above.

6.	For any Aggregate Deficiency Volumes (as defined in Section 4 below) delivered by Tapstone to Plains at Delivery Point(s) identified as “Lease Delivery Point(s)” or “Supplemental Lease Delivery Point(s)” on Exhibit “A”, the price per barrel shall be A plus B minus C minus F and minus G, as such letters are defined in this Section 1 above.

2.    Right of First Refusal

During the Term, if Tapstone chooses to bid out to a third party(ies) or make available for purchase Crude Oil production from any wells or leases (other than any wells or leases included on or a part of Exhibit “A” attached hereto) now or hereafter owned or controlled by Tapstone or its affiliates in Oklahoma or Texas (the “OK/TX Leases”) to any purchaser(s) other than Plains, and such purchaser(s) make(s) a binding bid, which is acceptable to Tapstone, Plains shall have a right of first refusal to match the best offer with respect to such Crude Oil. The following steps shall apply:

1.	Notice to Plains. Tapstone shall provide Plains written notice not less than thirty (30) day’s prior to making a solicitation for sale of Crude Oil from the OK/TX Leases to any purchaser(s) other than Plains. If any purchaser(s) submits a binding bid for the purchase of such Crude Oil, the terms of which are acceptable to Tapstone, Tapstone shall provide Plains written notice not less than thirty (30) days’ prior to the date of the proposed sale (the “ROFR Notice”) specifying the particulars of the prospective sale, including a true and complete copy of the actual third party (new purchaser and highest bidder) binding bid price and volume, with any additional information subject to any applicable confidentiality provisions. The ROFR Notice to Plains shall constitute an irrevocable offer made in good faith.

2.	Conditions to Prospective Sale. The following conditions shall apply to any prospective sale by Tapstone:

a.	The third party price bids shall be on customary terms and conditions. Only cash consideration will qualify.

b.	Any bids shall be commercially reasonable and for customary quantity.

c.	A change of purchaser shall only be effective on the first day of a calendar month.

3.	Notice to Tapstone. Plains shall notify Tapstone of Plains’ acceptance or rejection of the bid contained in the ROFR Notice within ten (10) business days of actual receipt of the ROFR Notice.

4.	Acceptance by Plains. If Plains accepts the bid on the same terms and conditions stated in the ROFR Notice, then such acceptance by Plains shall form a binding contractual obligation on the part of Tapstone to sell and deliver and Plains to purchase and receive all volumes of Crude Oil from the OK/TX Leases specified in the ROFR Notice at the terms and conditions stated in the ROFR Notice. Any volume of Crude Oil which is sold by Tapstone and purchased by Plains pursuant to the ROFR Notice shall not form a part of this Agreement (and shall not be included in the calculation of the Minimum Quantity or Deficiency Volume) and a separate purchase contract for the Crude Oil specified in the ROFR Notice shall be entered into by the parties in a form as provided in Exhibit “D” attached hereto.

5.	Rejection by Plains. If Plains rejects the offer contained in the ROFR Notice within ten (10) business days of actual receipt of the ROFR Notice, Tapstone shall have a reasonable period of time to enter into a definitive agreement with the third party bidder identified in the ROFR Notice (the “New Purchaser”) on the terms and conditions contained in the ROFR Notice (the “New Purchaser Agreement”). Any material deviation from the terms and conditions contained in the ROFR Notice will require a reapplication of the provisions of this Section 2. Plains shall be provided a true and verifiable copy of the New Purchaser Agreement.

6.	Non-circumvention. Tapstone agrees that it will not take any action, disposition, transfers, assignments, conveyances or reorganization with the intent to circumvent this Section 2.

In the event that Tapstone chooses to bid out or make available for purchase Crude Oil to a New Purchaser under this Section 2, irrespective of whether or not Tapstone has been successful in obtaining a bid from a third party, all Crude Oil from the OK/TX Leases sold and delivered by Tapstone pursuant to this Section 2 shall not be included in the calculation of the Minimum Quantity or Deficiency Volume.

3.    Pricing Amendments

Plains may from time to time upon written request from Tapstone provide quotes for a floor (minimum) price, ceiling (maximum) price, or fixed price, for the “B” component of the price set forth in Section 1 above (each a “Pricing Amendment”). Tapstone shall indicate in its request for a quote (i) the month(s) in which it wishes such Pricing Amendment to become effective, (ii) the term of such Pricing Amendment, which shall not be for less than three (3) months, (iii) the type of pricing amendment requested, and (iv) the volumes for which such Pricing Amendment shall apply, which, together with all other Pricing Amendments then in effect, may be up to but not in excess of 3,000 barrels of Crude Oil per day in lots of not less than 1,000 barrels per day (the “Pricing Amendment Quantity”). Plains may, at its sole option, provide some or all of the requested quotes, and if it does so shall specify the time period during which the quote can be accepted. If no time period is specified, it shall be ten (10) minutes. If a Pricing Amendment is mutually agreed, the pricing formulas set forth in the price part of Section 1 above shall be amended in the manner and for the period specified therein. For the avoidance of doubt, once a Pricing Amendment is established, the Pricing Amendment Quantity associated with such Pricing Amendment shall be fixed for the term of the Pricing Amendment. If due to a Pricing Amendment there are different prices for tranches of Crude Oil, and there is a shortfall in delivery or receipts, then the volume delivered and received shall be applied as set forth in any such Pricing Amendment. Gains and losses related to delivery shortfalls will be settled in cash.

4.    Minimum Quantity

4.1     During each twelve (12) month period during the Term (each such twelve month period being an “Annual True-up Period”), Tapstone shall deliver, or cause to be delivered, to Plains at the Delivery Point(s), a total volume of Crude Oil (“Minimum Quantity”) equal to (i) the product of the Minimum

Commitment (as defined below) and the number of days in such Annual True-up Period, less (ii) any barrels of Crude Oil that Tapstone was not able to deliver or Plains was unable to receive during such Annual True-up Period due to Force Majeure, and less (iii) any barrels of Crude Oil that Tapstone was ready, willing, and able to deliver to Plains during such Annual True-up Period pursuant to and in accordance with the terms of this Agreement but were not received by Plains due to Plains’ failure to receive Tapstone’s Crude Oil in accordance with the terms of this Agreement.

4.2     The “Minimum Commitment” shall be 4,000 barrels per day.

4.3     If at the end of each Annual True-up Period, the total volume of Crude Oil delivered, or caused to be delivered, by Tapstone to Plains under this Agreement and under the contracts listed on the attached Exhibit “D” (as the same may be amended from time to time by mutual agreement of the parties) is less than the Minimum Quantity for such Annual True-up Period (the deficiency being the “Deficiency Volume”), then a Deficiency Payment shall be made by Tapstone to Plains. The Deficiency Payment shall be determined by multiplying any such Deficiency Volume by the then applicable annual “E” rate (as defined in Section 1 above) in effect during that Annual True-up Period.

4.4     At the end of the Term, the “Aggregate Deficiency Volumes” shall be determined by summing up all of the Deficiency Volumes, if any, during the preceding Annual True-Up Periods during the Term. If Aggregate Deficiency Volumes exist, the Term will be extended for up to one year, for the sole purpose of allowing Tapstone to sell to Plains an amount of Crude Oil equal to the Aggregate Deficiency Volumes at the price set forth in Section 1 above.

4.5     Payment of a Deficiency Payment shall be Plains’ sole and exclusive remedy for Tapstone’s failure to deliver Crude Oil under this Agreement.

5.    Rejected Truck Load Fee

Plains will assess Tapstone a fee in an amount of $150.00 per rejected truck load, which amount shall be deducted from the payment due by Plains to Tapstone.

6.    Term

The term of this Agreement (the “Term”) shall commence on April 1, 2015 and terminate on March 31, 2020.

7.    Taxes

Seller shall pay or cause to be paid any and all taxes, assessments and charges imposed by any governmental authority in relation to the Crude Oil prior to the delivery of the Crude Oil to Buyer at the Delivery Point(s). Buyer shall pay or cause to be paid any and all taxes (including but not limited to sales tax, if any) assessments, and charges imposed by any governmental authority in relation to the Crude Oil at and after its delivery to Buyer at the Delivery Point(s), it being understood that the price stated in this Agreement are exclusive of all such taxes, assessments and charges. In the event Seller is legally obligated to collect such taxes, assessments or charges from Buyer, Seller shall have full authority to do so. If Buyer is exempt from any such taxes, assessments or charges, Buyer shall furnish Seller with a valid and properly completed resale or exemption certificate upon request by Seller. Buyer is hereby authorized to pay Seller for one hundred percent (100%) of the Crude Oil purchased and delivered hereunder. Seller agrees to report and remit said severance taxes to the appropriate regulatory agency.

8.    Royalty and Production Taxes

Seller agrees to timely pay all owners of interest in said Crude Oil the proportionate portion of such payment due each of them by virtue of the sales of such Crude Oil. Seller agrees to pay all underlying royalty and other interest owners in accordance with: the applicable oil and gas leases or other agreements under which payment of proceeds are due including obligations for valuation, and timing of settlements; the fractional and/or decimal interest or title in production; oil production and/or severance taxes obligations; and compliance with applicable laws pertaining to payment of oil sale proceeds. In event of a breach of the forgoing obligation by Seller, Seller shall hold Buyer harmless from all losses, costs and expenses (including reasonable attorneys fees), related thereto.

9.    Notices and Contacts

NOTICES:

All notices and correspondence given pursuant to this Agreement shall be mailed and emailed or faxed (if a fax number has been provided) to the following:

Tapstone:	Plains:
Tapstone Energy, LLC	Plains Marketing, L.P.
210 Park Ave., Suite 1350	14201 Caliber Drive, Suite 100
Oklahoma City, OK 73102	Oklahoma City, OK 73134
Attention: John Green	Attention: Ken Reasnor
Email: GasMarketing@tapstoneenergy.com	Fax: (405) 475-5098 Email: KAReasnor@paalp.com

With a copy of any legal notice to:

Tapstone Energy, LLC	Plains Marketing, L.P.
210 Park Ave., Suite 1350	333 Clay Street, Suite 1600
Oklahoma City, OK 73102	Houston, Texas 77002
Attention: Legal Dept.	Attention: Lawrence J. Dreyfuss
Email: Legal_Notices@paalp.com

CONTACTS:

Tapstone:

Invoices – Tanner Horn – (405) 702-5490 – Revenue@tapstoneenergy.com

Plains:

Contract Administration – Carolyn Dobson – (405) 475-5098 – CKDobson@paalp.com

Accounting – Kathy Klumpyan – (713) 646-4474 – KDKlumpyan@paalp.com

Scheduling – Beth Sachs – (713) 646-4133 – ESSachs@paalp.com

10.    Payment

At least two (2) business days prior to the 20th day of each calendar month during the Term, Plains shall determine the total amount owing to the other party under this Agreement for deliveries made in the preceding calendar month, inclusive of any adjustment to prior periods under Paragraph J of the General

Provisions. The parties shall net all undisputed amounts due and owing, and/or past due, arising under this Agreement such that the party owing the greater amount (“Owing Party”) shall make a single payment of the net amount to the other party owing the lesser amount (“Receiving Party”). The net amount shall be documented on a netting statement prepared by Plains and sent to Tapstone. The netting statement prepared by Plains shall set forth at least the following information for Crude Oil delivered in Section 1: the date(s) of delivery; the quantity of Crude Oil delivered; the Delivery Point(s); and the price(s) applicable to the Crude Oil delivered.

The Owing Party shall pay, in immediately available funds, the net amount to the Receiving Party, such payment to be made by wire transfer on or before the 20th day of the calendar month following the month of delivery to the bank designated by the Receiving Party.

Provided further, payments due on Saturday shall be paid the preceding Friday, and payments due on Sunday shall be paid the following Monday. Similarly, payments due on a federal bank holiday shall be paid the preceding business day except when a federal bank holiday falls on a Monday; payment shall be due on the Tuesday immediately following the Monday holiday. Payment of the net amount by the Owing Party shall discharge the payment obligations of both parties. Payment shall be deemed made on the date good funds are credited to the account of the Receiving Party at such party’s designated bank.

Provided further, on all amounts over $500,000 not paid from the date due until said amounts are paid, the Owing Party will pay interest equal to the prime rate at the Receiving Party’s bank plus 2% per annum or at a rate not exceeding the maximum rate permitted by law, whichever is lower.

The Parties agree that exchanges of product or commodities actually delivered hereunder shall be deemed a cash equivalent and shall be deemed to have value for all purposes.

If a party, in good faith, disputes the amount of any netting statement or any part thereof, such party shall pay such amount as it concedes to be correct; provided, however, the disputing party must provide supporting documentation reasonably acceptable in industry practice to support the amount in dispute without undue delay. Any resolved disputed amounts will be paid or refunded within ten (10) days of resolution, without interest. In the event the parties are unable to resolve such disputed amounts, either party may pursue any remedy available at law or in equity to enforce its rights pursuant to this clause.

Disputed amounts and payments required to be made pursuant to any credit support obligation, including but not limited to, a letter of credit, a margin contract, a prepayment, a security interest in an asset, a performance bond, guaranty, or other good and sufficient security of a continuing nature, shall not be subject to netting under this clause.

Wiring instructions for all payments to Tapstone are as follows:

Bank: Bank of Oklahoma

Account Name: Tapstone Energy, LLC

ABA #: 103900036

Account #: 308773437

11.    Governing Law

TAPSTONE AND PLAINS EXPRESSLY AGREE THAT THE LAWS OF THE STATE OF TEXAS SHALL GOVERN THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS AGREEMENT, EXCLUDING ANY CONFLICT OF LAWS RULE THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION; PROVIDED HOWEVER, THAT NO LAW, THEORY, OR

PUBLIC POLICY SHALL BE GIVEN EFFECT WHICH WOULD UNDERMINE, DIMINISH, OR REDUCE THE EFFECTIVENESS OF THE WAIVER OF CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES PROVIDED FOR IN THE LIMITATION OF LIABILITY SECTION BELOW (SECTION 15 OF THIS AGREEMENT), IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES THAT SUCH WAIVER IS TO BE GIVEN THE FULLEST EFFECT, EXCEPT IN CASES OF FRAUD, NOTWITHSTANDING A PRE-EXISTING DEFECT, OR THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY HERETO, OR OTHERWISE.

12.    Venue

OTHER THAN AS PROVIDED IN SECTION 17 BELOW, EACH OF THE PARTIES HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY TEXAS STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN HARRIS COUNTY, TEXAS FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT SUCH COURTS SHALL BE THE EXCLUSIVE FORUM FOR RESOLVING ANY DISPUTE OR CONTROVERSY UNDER OR WITH RESPECT TO THIS AGREEMENT.

13.    Confidentiality

Neither party shall disclose directly or indirectly without the prior written consent of the other party the terms of this Agreement to a third party (other than the employees, lenders, royalty owners, counsel, accountants and other agents of the party, or prospective purchasers of all or substantially all of a party’s assets or of any rights under this Agreement, provided such persons shall have agreed to keep such terms confidential) except (i) in order to comply with any applicable law, order, regulation, or exchange rule; (ii) to the extent necessary for the enforcement of this Agreement; (iii) to the extent necessary to implement this Agreement; or (iv) to the extent necessary to comply with a regulatory agency’s disclosure or reporting requirements. Where legally permissible, each party shall notify the other party of any proceeding of which it is aware which may result in disclosure of the terms of this Agreement (other than as permitted hereunder) and use reasonable efforts to prevent or limit the disclosure. The existence of this Agreement is not subject to this confidentiality obligation; however, neither party shall issue a press release regarding the existence of this agreement without the prior consent of the other party. The parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation. The terms of this Agreement shall be kept confidential by the parties hereto for one year from the expiration of this Agreement.

14.    Audit

A party shall have the right, at its own expense, upon reasonable notice and at reasonable times, to examine, audit, and to obtain copies of the relevant portion of the books and records of the other party to the extent reasonably necessary to verify the accuracy of any statement, allocation, charge, payment, or computation made under this Agreement, provided, however, that no more than one audit may be performed in any twelve month period. The Parties reserve the right to perform site inspections or carry out field visits of the assets and related measurement being audited. This right to examine and audit shall not be available with respect to proprietary information not directly relevant to this Agreement. For the avoidance of doubt, the components of Plains’ truck rates are proprietary and shall not be subject to audit. All information that an auditor acquires shall be kept strictly confidential between the parties to this Agreement. An auditor may be required to enter into a confidentiality agreement if it is deemed necessary by the party being audited. The accuracy of any statement, allocation, charge, payment calculation or determination made pursuant to the provisions of the Agreement shall be conclusively presumed to be correct after the twenty-four (24) Month period next following the end of the Year in which the statement, allocation, charge, payment calculation or determination was generated or prepared, if not challenged (claimed) in writing prior thereto. For the avoidance of doubt, all claims shall be deemed waived unless they are made in writing within the twenty-four (24) Month period next following the end of the Year in which the statement, allocation, charge, payment calculation or determination was generated or prepared. The Party subject to the Audit shall respond to all exceptions and claims of discrepancies within ninety (90) Days of receipt thereof. The parties will negotiate in good faith to verify and promptly settle claims pursuant to this clause upon receipt of auditable documentation substantiating proof of claim.

15.    Limitation of Liability

FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY. A PARTY’S LIABILITY HEREUNDER SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, AND EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, EXCLUDING FRAUD, BUT INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR ELSEWHERE IN THIS AGREEMENT, A PARTY’S SOLE REMEDY AGAINST THE OTHER PARTY FOR NON-PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY OTHER CLAIM OF WHATSOEVER NATURE ARISING OUT OF OR IN RELATION TO THIS AGREEMENT SHALL BE IN CONTRACT AND NOT IN TORT. EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS, A PARTY’S LIABILITY HEREUNDER IN THE AGGREGATE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES RESULTING FROM OR ARISING OUT OF THIS AGREEMENT SHALL NOT EXCEED $5 MILLION.

16.    INDEMNITY

EACH PARTY (THE “RESPONSIBLE PARTY”) SHALL BE RESPONSIBLE TO THE OTHER PARTY (THE “DAMAGED PARTY”) FOR CLAIMS FOR DAMAGE, INJURY OR DEATH, AND ANY LIABILITIES, COSTS OR EXPENSES TO THE EXTENT OF THE RESPONSIBLE PARTY’S COMPARATIVE FAULT ARISING OUT OF OR ATTRIBUTABLE TO THE

EXERCISE OF THE RIGHTS HEREIN GRANTED OR RETAINED, WHETHER THE CAUSE OF ANY SUCH DAMAGE, INJURY OR DEATH, LIABILITY, COST OR EXPENSE BE BASED ON A THEORY OF NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR A COMBINATION THEREOF, OR THE ACT, FAULT, OMISSION OR LIABILITY OF SOME OTHER PERSON, FIRM OR CORPORATION ACTING UNDER THE AUTHORITY OF THE RESPONSIBLE PARTY. THE TERM RESPONSIBLE PARTY SHALL INCLUDE ITS OFFICERS, EMPLOYEES, AGENTS, CONTRACTORS, SUBCONTRACTORS, TENANTS, LICENSEES OR INVITEES, EXCEPT THAT:

1.	NOTWITHSTANDING THE ABOVE, EACH PARTY (THE “INDEMNIFYING PARTY”) WILL INDEMNIFY AND HOLD THE OTHER PARTY AND SUCH OTHER PARTY’S CONTRACTORS AND SUBCONTRACTORS, AND THE OFFICERS, DIRECTORS AND EMPLOYEES OF EACH OF THEM (COLLECTIVELY, THE “INDEMNIFIED PARTIES”) HARMLESS FROM ANY CLAIMS AGAINST THE INDEMNIFIED PARTIES ASSERTED BY THE INDEMNIFYING PARTY OR ANY OF ITS CONTRACTORS OR SUBCONTRACTORS, OR ANY EMPLOYEE OF ANY OF THEM, FOR PERSONAL INJURIES SUSTAINED IN THE COURSE AND SCOPE OF HIS OR HER EMPLOYMENT WITH INDEMNIFYING PARTY OR ITS CONTRACTOR OR SUBCONTRACTOR, AS APPLICABLE, WHILE ON AN INDEMNIFIED PARTIES’ PROPERTY AND PERFORMING SERVICES UNDER THIS AGREEMENT. THE LIABILITY OF THE INDEMNIFYING PARTY SHALL BE SUBJECT TO THE LIMITATIONS OF CLAUSE (2) OF THIS SECTION 16 BELOW, AND SHALL APPLY WITHOUT REGARD TO THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, ACTIVE, OR PASSIVE), STRICT LIABILITY, STATUTORY LIABILITY, OR OTHER FAULT, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OF ANY MEMBER OF THE INDEMNIFIED PARTIES OR THE EXISTENCE OF ANY DEFECT (WHETHER PATENT, LATENT, OR OTHERWISE).

2.	THE INDEMNIFYING PARTY’S LIABILITY TO THE INDEMNIFIED PARTIES PURSUANT TO THE IMMEDIATELY PRECEDING CLAUSE (1) OF THIS SECTION 16 WILL BE LIMITED TO A CONTRIBUTION TO PAY THE LOSS OF ONE HALF OF SUCH EXPENSES OR LOSSES, UP TO THE FIRST $2 MILLION, (WITHOUT THE APPORTIONMENT PROVIDED FOR IN THE FIRST PARAGRAPH OF THIS SECTION 16 AND EXCLUSIVE OF ATTORNEYS’ FEES AND EXPENSES) INCURRED OR PAID BY THE INDEMNIFIED PARTIES IN CONNECTION WITH SUCH CLAIM (THE “INDEMNIFIED AMOUNT”).

3.	ALL OTHER LOSSES NOT CONSTITUTING THE INDEMNIFIED AMOUNT, BE THEY THE HALF OF SUCH EXPENSES OR LOSSES NOT INDEMNIFIED PURSUANT CLAUSE (1) OF THIS SECTION 16 OR ANY LOSSES OR EXPENSES WHICH EXCEED $2 MILLION, WILL BE ALLOCATED IN ACCORDANCE WITH THE FIRST PARAGRAPH OF SECTION 16.

4.	IN SUPPORT OF THE LIABILITY AND INDEMNITY OBLIGATIONS ASSUMED BY THE PARTIES IN THIS AGREEMENT, EACH PARTY AGREES TO OBTAIN AND MAINTAIN, AT ITS OWN EXPENSE, INSURANCE COVERAGES IN THE TYPES AND AMOUNTS WHICH ARE COMPARABLE WITH ITS PEERS AND THAT IS GENERALLY CARRIED BY COMPANIES PERFORMING THE SAME OR SIMILAR ACTIVITIES AS THE PARTIES IN THIS AGREEMENT.

EACH PARTY’S INSURANCE COVERAGE SHALL BE PRIMARY TO AND SHALL RECEIVE NO CONTRIBUTION FROM ANY INSURANCE MAINTAINED BY THE OTHER PARTY AND ANY INSURANCE OF EACH PARTY SHALL WAIVE RIGHTS OF SUBROGATION AGAINST THE OTHER PARTY AND INCLUDE THE OTHER PARTY AS ADDITIONAL INSURED (BUT ONLY TO THE EXTENT REQUIRED UNDER THIS CONTRACT) UNDER ANY APPLICABLE COVERAGES.

THE INDEMNIFYING PARTY MAY MANAGE CLAIMS FOR WHICH AND TO THE EXTENT IT IS PROVIDING INDEMNITY AT ITS SOLE DISCRETION. BOTH PARTIES SHALL COOPERATE IN THE DEFENSE OF ANY SUCH CLAIMS AND SHALL HAVE RIGHTS OF SUBROGATION TO THE EXTENT OF THEIR PAYMENT AGAINST ANY THIRD PARTY.

17.    Market Disruption Event

If a Market Disruption Event has occurred affecting an index used to calculate a price in this Agreement, then the parties shall negotiate in good faith to agree on a replacement index or other alternative means of calculating the price. If fewer than five pricing days are affected, the parties shall use the remaining days in the monthly index to calculate the price. If the amount in controversy is less than $5 million and more than five pricing days are affected, and if the parties have not so agreed on a replacement index or method by the end of the thirtieth day after the day of the Market Disruption Event, then the parties shall resolve the issue by final and binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (the “AAA Rules”). The arbitration shall be governed by the Texas General Arbitration Act, V.T.CA., Civil Practice and Remedies Code §§ 171.001 et seq. (the “Texas General Arbitration Act”). If there is any conflict between the provisions of this Section and the AAA Rules and/or the Texas General Arbitration Act, this provision shall govern. If there is any conflict between the AAA Rules and the Texas General Arbitration Act, Texas General Arbitration Act shall govern.

There shall be a single arbitrator unless either party requests three arbitrators.

The arbitrator(s) shall be selected in accordance with AAA procedures, and to the extent possible shall be qualified by education, experience, and training in crude oil contracts, marketing, and trading with at least ten (10) years of experience in the same business, sufficiently to be able to decide upon a replacement index without the parties having to educate the same on the general subject of crude oil contracts, marketing, trading, and/or index pricing, and shall not be an employee or former employee of either party. The intent is that the arbitrator(s) shall have the requisite industry experience and knowledge that the parties should only have to present their reasons for the index they contend should apply, rather than having to try a full hearing as in a lawsuit. The arbitrator(s) shall be bound in their deliberations and decisions by the parameters set forth in this Agreement. The arbitrator(s) so appointed, after giving the parties due notice of hearing, opportunity to conduct appropriate discovery, and responsible opportunity to be heard, shall promptly hear and determine the replacement index and shall render their decision within ninety (90) days after appointment. The arbitrator(s) shall be instructed that if the majority of the participants in the Cushing, Oklahoma petroleum market, through organizations such as API or ISDA or otherwise, have agreed on a substitute methodology, the arbitrator(s) shall give the general industry determination great weight. The decision of the arbitrator(s), or of a majority thereof, made in writing, shall be final and binding upon the parties hereto as to the replacement index, and the parties will abide by and comply with such decision; provided however, the arbitrator(s) does not have the authority to (i) render a decision which contains a reversible error of state or federal law, or (ii) to apply a cause of action or remedy not expressly provided for under existing law. The costs of the arbitrator(s) shall be borne equally by the parties.

The arbitration shall be held in Houston, Texas. The laws of the State of Texas including the Rules of Evidence shall be applicable to all submissive and procedural issues.

Once the arbitrator(s) have reached a final decision on the replacement index, the price paid under this Agreement shall be adjusted using such replacement index retroactively to the day of occurrence of the Market Disruption Event and all invoices for deliveries made subsequent to such date shall be reissued using the corrected index and price. The party that owes money to the other shall pay said amount to the party owed within ten (10) banking Days of receipt of the corrected invoice.

“Market Disruption Event” means any of the following events: (a) the failure of the index to announce or publish information necessary for determining the price; (b) the failure of trading to commence or the permanent discontinuation or material suspension of trading in the relevant options contract or commodity on the exchange or market acting as the index; (c) the temporary or permanent discontinuance or unavailability of the relevant index; or (d) the temporary or permanent closing of any exchange acting as the relevant index.

18.    Survival of Provisions

The rights and obligations of either party under this Agreement relating to payment, audit, indemnity, confidentiality, limitation of liability, governing law, venue and the right of the parties to offset any payments or deliveries due to the other party under this Agreement, shall survive termination of this Agreement.

19.    Forward Contract

This Agreement is entered into in reliance on the parties’ agreement that the rights and obligations of the parties relating to all sales and purchases of Crude Oil under this Agreement are concurrent obligations that arise within the same transaction and form a single integrated Agreement between the parties, and the parties would not otherwise enter into this Agreement. The parties agree that this Agreement is a contract for the purchase, sale, and transfer of Crude Oil with maturity date(s) more than two days from the date of this Agreement, and more than two days from the nomination date or delivery at the Delivery Point(s) of such Crude Oil. Each party further agrees that its business consists in whole or in part of entering into forward contracts as or with merchants in Crude Oil and other hydrocarbons, and that this Agreement provides for the exercise of rights, including rights of netting, setoff, liquidation, termination, acceleration, and closeout with respect to the purchase and sale of Crude Oil.

20.    Nominations

No later than the 10th day of the month prior to the beginning of a calendar month, Tapstone shall communicate to Plains the anticipated daily quantity to be delivered under Section 1 of this Agreement during such calendar month. Tapstone will coordinate its nomination activities in order to meet the requirements of all carrier(s) involved in the sales and purchases of Crude Oil to be delivered and purchased under this Agreement.

21.    Entirety of Agreement

To the extent that they are not in conflict with the terms set forth in this Agreement above, all other terms shall be as per Conoco’s General Provisions for Domestic Crude Oil Agreements dated January 1993 (“General Provisions”) which are hereby incorporated by reference. This Agreement shall constitute “Special Provisions” as contemplated in the General Provisions. In the event any conflict shall exist between the provisions of this Agreement and the General Provisions, the provisions of this Agreement shall control. This Agreement and the General Provisions constitute the entire and exclusive agreement of the parties hereto with respect to the transaction(s) and merges and supersedes all prior representations and understandings both written and oral between the parties relating to the transaction(s).

22.    Amendments to General Provisions

Tapstone and Plains agree to amend the General Provisions as set forth below. All other terms of General Provisions shall remain in force and effect to the extent they are not in conflict with the terms of this Agreement.

1.	The first paragraph of Section E, Force Majeure of the General Provisions shall be amended as follows:

After the words “acts of God or the elements”, the following words shall be added, “such as landslides, earthquakes, weather related events such as floods, lightning, storms, impending storms, or storm warnings,”.

After the words “International Energy Program”, the following words shall be added, “disruption or failure of Seller’s supply beyond the reasonable control of Seller,”.

2.	Section F, Payment of the General Provisions shall be deleted in its entirety.

3.	Section G, Financial Responsibility of the General Provisions, shall be deleted in its entirety and replaced with the following:

“Section G — Financial Responsibility

If at any time during the Term, an Owing Party or its guarantor (if applicable) is not Investment Grade and the Receiving Party reasonably believes that the Owing Party will be unable to perform its net payment obligations under this Agreement, then the Receiving Party shall have the right to demand and receive a Letter of Credit at the Owing Party’s expense to cover any or all net deliveries of crude oil necessary for each outstanding delivery month and the Owing Party shall provide such Letter of Credit within five (5) business days following receipt by the Owing Party of written notice from the Receiving Party. “Letter of Credit” shall mean an irrevocable standby letter of credit with a term not to exceed sixty (60) days with customary industry terms in the form reasonably acceptable to the Receiving Party issued or confirmed by a bank reasonably acceptable to the Receiving Party, shall be denominated in U.S. Dollars (USD), shall be capable of being drawn in the United States, subject to ISP98, and acceptable to the Receiving Party. “Investment Grade” means a credit rating for senior unsecured debt of no lower than “BBB-” from Standard & Poor’s (a division of The McGraw-Hill Companies, Inc.) (“S&P”), and “Baa3” from Moody’s Investors Service, Inc. (“Moody’s”), or an equivalent rating from any of their respective successors in interest.

Each party may offset any payments or deliveries due to the other party under this or any other agreement between the parties relating to the purchase and/or sale of crude oil.

If a party to this Agreement (the “Defaulting Party”) should (1) become the subject of bankruptcy or other insolvency proceedings, or proceedings for the appointment of a receiver, trustee, or similar official, (2) become generally unable to pay its debts as they become due, (3) make a general assignment for the benefit of creditors, (4) fail to make, when due any payment required in connection with this Agreement, and such failure is not remedied or payment is not assured to the satisfaction of the non-defaulting party on or before the third business day after notice of such failure to pay is given to such party, or (5) the Owing Party fails to provide a Letter of Credit as required by the first paragraph of this Section G, the other party to this Agreement may withhold shipments without notice and shall have the right upon written notice to terminate and liquidate this Agreement without in any way limiting any other remedies available.

If requested by Tapstone and if such financial statement(s) is not readily available on an online website, Plains (or its guarantor if applicable) shall deliver (i) within 120 days following the end of each fiscal year, a copy of its audited consolidated financial statements for such fiscal year and (ii) within 90 days after the end of each of its first three fiscal quarters of each fiscal year, a copy of its unaudited consolidated financial statements for such fiscal quarter. The statements shall be prepared in accordance with generally accepted accounting principles. Plain’s obligation to provide financial statements will be satisfied if Plains continues to proceed with due diligence to prepare such statements.”

4.	Section H, Liquidation 4(a) of the General Provisions, shall be deleted in its entirety and replaced with the following:

“(a) the date on which the Liquidating Party sends written notice of termination to the Defaulting Party, if such notice of termination is sent by facsimile or electronic mail;”

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the dates shown below.

TAPSTONE ENERGY LLC		PLAINS MARKETING, L.P. By: Plains GP LLC, its General Partner

By:	/S/ Robert P. Costello	By:	/S/ Phil Kramer
Name:	Robert P. Costello	Name:	Phil Kramer
Title:	Vice President – Land and General Counsel	Title:	Executive Vice President
Date:	August 26, 2015	Date:	August 19, 2015

Exhibit A – Delivery Points

A.	“Delivery Point(s) into Plains Pipeline” shall mean any of the following locations on Plains Pipeline:

1.	Reydon Station in Roger Mills County, OK

2.	Laverne Station in Harper County, OK

3.	Elk City Station in Beckham County, OK

B.	“Battery Delivery Point(s)” shall mean any central tank battery in Wheeler County, TX (if and when constructed) and any central tank battery in Roger Mills County, OK (if and when constructed) at which Tapstone Crude Oil produced from the leases in C. below is delivered.

C.	“Lease Delivery Point(s)” shall mean the leases indicated on Appendix “I” attached hereto.

D.	“Supplemental Lease Delivery Point(s)” shall mean Tapstone leases that are located (i) within a forty (40) mile radius of the nearest Plains truck injection station (“Plains Truck Station”) and (ii) in the following counties:

1.	Custer County, Oklahoma;

2.	Dewey County, Oklahoma;

3.	Ellis County, Oklahoma;

4.	Washita County, Oklahoma;

5.	Hemphill County, Texas; or

6.	Lipscomb County, Texas.

Exhibit B – Quality Specifications

SPECIFICATIONS AS TO QUALITY RECEIVED

(a)    No Crude Petroleum will be accepted for transportation except merchantable Crude Petroleum which is properly settled and contains not more than one percent (1%) of basic sediment, water, and other impurities, and has a temperature not in excess of one hundred and twenty degrees (120°) Fahrenheit and its gravity, viscosity, pour point, and other characteristics are such that it will be readily susceptible to transportation through the Carrier’s existing facilities, and will not materially affect the quality of other shipments or cause disadvantage to other Shippers and/or the Carrier. Notwithstanding the preceding sentence, Carrier may at its discretion accept Crude Petroleum from Shipper that does not meet the foregoing specifications due to unusual circumstances, emergencies, or events of force majeure (such as sea storms or shut-in platforms). In such case, however, Shipper must notify Carrier fully in writing of the characteristics of such Crude Petroleum and Shipper shall then secure from the producer or connecting carrier or shall provide itself, in writing, to Carrier an assumption of all liability and agree to hold Carrier harmless from and against any loss, cost or disadvantage to other Shippers, and other pipelines, or to Carrier arising from such transportation. In addition, Carrier reserves the right to reject (any and all of, but not limited to) the following shipments: (1) Crude Petroleum having a Reid Vapor Pressure in excess of nine (9) pounds per square inch absolute and/or an API gravity in excess of 78.9°; and (2) Crude Petroleum where the Shipper or Consignee has failed to comply with applicable laws, rules, and regulations made by government authorities regulating shipment of Crude Petroleum. If Crude Petroleum is accepted from tankage, settled bottoms in such tanks must not be above a point four inches (4”) below the bottom of the pipeline connection with the tank from which it enters Carrier’s facilities.

(b)    Quality specifications of a connecting carrier may be imposed upon Carrier when such limits are less than that of Carrier, in which case the limitations of the connecting carrier will be applied.

(c)    Carrier may, from time to time, undertake to transport other or additional grades of Crude Petroleum and if, in the opinion of Carrier, sufficient quantities are not nominated or facilities are not available to justify continued transportation of other or additional grades, Carrier may, after giving reasonable notice to Shippers who may be affected, cease transporting particular grades of Crude Petroleum.

(d)    If, upon investigation, Carrier determines that a Shipper has delivered to Carrier’s facilities Crude Petroleum that has been contaminated by the existence of and/or excess amounts of impure substances, including but not limited to, chlorinated and/or oxygenated hydrocarbons, arsenic, lead and/or other metals, such Shipper will be excluded from further entry into applicable segments of the System until such time as quality specifications are met to the satisfaction of Carrier. Further, Carrier reserves the right to dispose of any contaminated Crude Petroleum blocking its System. Disposal thereof, if necessary, may be made in any reasonable commercial manner, and any liability associated with the contamination or disposal of any Crude Petroleum shall be borne by the Shipper introducing the contaminated Crude Petroleum into Carrier’s System.

(e)    Carrier will from time to time determine which grades of Crude Petroleum it will regularly transport as a common stream between particular receipt points and destination points on its pipeline Systems. Carrier will inform all subscribers to tariffs for the System affected by such determination and this will constitute the sole holding out of the Carrier in regard to the grades of Crude Petroleum transported.

(f)    Unless stated otherwise in written notice provided by Carrier to all subscribers to tariffs for the System affected, Carrier will not segregate Crude Petroleum of a kind and/or quality not currently transported through Carrier’s facilities.

Exhibit C – Truck Rates

Mile from the lease to the Delivery Point	Rate/barrel
0 – 10	$1.07
10.1 – 20	$1.42
20.1 – 30	$1.82
30.1 – 40	$2.25
40.1 – 50	$2.72
50.1 – 60	$3.14
60.1 – 70	$3.49
70.1 – 80	$3.97

Exhibit D – Crude Oil Purchase Contracts

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